LICENCE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having an office at #103-6190 Agronomy Road, in the City of Vancouver, in the Province of British Columbia, V6T 1Z3

(the "University")

AND:

RESPONSE BIOMEDICAL CORP., a corporation incorporated under the laws of the Province of British Columbia, and having its business office at 8855 Northbrook Court, in the City of Burnaby, in the Province of British Columbia, V5J 5J1

(the "Licensee")

WHEREAS:

A. The University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology described herein, which research was undertaken by Drs. Donald Brooks and Dana Devine in the Pathology and Laboratory Medicine Department of the University;

B. The University granted a license to the Licensee dated March 29, 1996 which was amended on June 15, 2001 (collectively referred to as the "Current License");

C. The University is desirous of entering into this Agreement with the objective of furthering society's use of its advanced technology, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution and to replace the Current License with this Agreement;

D. The Licensee is desirous of the University granting an exclusive world-wide license to the Licensee to use or cause to be used such technology to manufacture, distribute, market, sell and/or license or sublicense products derived or developed from such technology and to sell the same to the general public during the term of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0 DEFINITIONS:

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)	"Accounting": an accounting statement setting out in detail how the amount of Revenue was determined,
(b)
"Affiliated Company" or "Affiliated Companies": two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned by the same person, corporation or other legal entity,

(c)	"Agreement": this document and all sections and subsections therein, and all Schedules thereto,
(d)	"Confidential Information": any part of the Information which is designated by the University as confidential, whether orally or in writing but excluding any part of the Information:
	(i)	possessed by the Licensee prior to receipt from the University, other than through prior disclosure by the University, as evidenced by the Licensee's business records;
	(ii)	published or available to the general public otherwise than through a breach of this Agreement;
	(iii)	obtained by the Licensee from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the University; or
	(iv)	independently developed by employees, agents or consultants of the Licensee who had no knowledge of or access to the University's Information as evidenced by the Licensee's business records,
(e)
"Date of Commencement" or "Commencement Date": this Agreement will be deemed to have come into force on the Date of Commencement which shall be the date this Agreement is executed, and shall be read and construed accordingly,

(f)	"Effective Date of Termination": the date on which this Agreement is terminated pursuant to Article 19, extension, divisions, continuations,
(g)
"Improvements": any amendments, continuations-in-part or reissues arising from the patent applications and/or patents which form part of the Technology hereunder in any country, or which are derived or claim priority from such patent applications and/or patents shall be deemed Improvements hereunder,

(h)
"Information": any and all Technology and any and all Improvements, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions,

(i)	"Licensee Trade-mark": the trade-mark "RAMP" applied for by the Licensee for use in association with the Products,
(j)	"Product(s)": goods manufactured in connection with the use of all or some of the Technology and/or any Improvements, scanning, measuring or
(k)	“Reader(s)”: device(s) used for quantifying immunochromatographic assays sold in conjunction with or as part of a Product
(l)
"Revenue": all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly collected or received whether by way of cash or credit or any barter, benefit, advantage, or concession received by the Licensee (but not including monies collected from any sublicensee of the Licensee) from the marketing, manufacturing, sale, distribution, or leasing of the Technology and any Improvements, and/or any Products in any or all parts of the world where the Licensee is permitted by law and this Agreement to market, manufacture, sell, distribute, or lease the Technology and any Improvements, and/or any Products, less revenues directly applicable to the sale of Readers or Samplers sold in conjunction with or as part of a Product and less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

	(i)	credit, allowances or refunds given on account of returned goods,
	(ii)	transportation charges invoiced separately and actually charged to third parties,
	(iii)	taxes, duties and customs on all sales of Products,
	(iv)	agents' commissions paid by the Licensee for the sale of Products,
	(v)	bona fide special rebates provided by the Licensee for Products purchased by third parties, and
(vi)
bona fide free samples provided by the Licensee to prospective customers for valid business purposes.
Where any Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Revenue,

(m)
"Royalty Due Dates": the last working day of March, June, September and December of each and every year during which this Agreement remains in full force and effect, device(s) used for fluid handling and/or sample pre-treatment

(n)	"Sampler(s)": accessories sold in conjunction with or as part of a Product,
(o)
"Sublicensing Revenue": all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly collected or received whether by way of cash, or credit or any barter, benefit, advantage, or concession received by the Licensee pursuant to each sublicence agreement relating to the Technology and any Improvements, and/or any Products, but excluding any such revenue directly allocated to the use, by a sublicensee, of the Licensee Trademark. Sublicensing Revenue shall not include monies or contributions in kind which are received by the Licensee from any sublicensee of the Licensee, which monies or contributions in kind are designated by such sublicensee to be used, and are entirely used, for the purposes of conducting research on the technology licensed by the Licensee to such sublicensee. Where any Sublicensing Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Sublicensing Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Sublicensing Revenue,

(p)
"Technology": any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, being invented, developed and/or acquired prior to the Date of Commencement by the University or the Licensee relating to the technology described on Schedule "A" hereto, as amended from time to time,,

(q)	"UBC Trade-marks": any mark, trade-mark, service mark, logo, insignia, seal, design, symbol, or device used by the University in any manner whatsoever.

2.0 PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The parties hereto hereby acknowledge and agree that the University owns any and all right, title and interest in and to the Technology, as well as any and all Improvements.

2.2 The Licensee shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and any Improvements remains with the University,

2.3 On the last working day of December of each and every year during which this Agreement remains in full force and effect, the Licensee shall deliver in writing the details of any and all Improvements which the Licensee and any sublicensees of the Licensee has developed and/or acquired during the previous 12 month period.

2.4 The University agrees that the technology described in the following United States patent applications are not Improvements under the terms of the Current License or this License Agreement:

(a)	US 09/817,781 "Compensation for Variability in Specific Binding in Quantitative Assays" filed on or about March 26, 2001; and
(b)	US 10/162,138 “Sensitive Immunochromatographic Assays” filed on or about June 3, 2002.

3.0 GRANT OF LICENCE:

3.1 In consideration of the royalty payments reserved herein, and the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee an exclusive world-wide licence to use and sublicense the Technology and any Improvements and to manufacture, distribute, and sell Products on the terms and conditions hereinafter set forth during the term of this Agreement. The parties agree that this Agreement shall replace the Current License which shall, upon execution of this Agreement, be of no further force or effect.

3.2 The licence granted herein is personal to the Licensee and is not granted to any Affiliated Company or Affiliated Companies.

3.3 The Licensee shall not cross-license the Technology or any Improvements without the prior written consent of the University.

3.4 Notwithstanding Article 3.1 herein, the parties acknowledge and agree that the University may use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, education, or other non-commercial purposes and will retain the right to present and publish accounts of its research and all information relating to the Technology in journals or other publications in accordance with the terms of this Agreement.

3.5 The parties acknowledge that as part of the consideration for the rights granted by the University to the Licensee hereunder, the Licensee agrees to pay to the University as an initial licence fee the sum of $10,000.00 (Canadian funds) concurrently with the execution of this License Agreement.

3.6 Upon execution of this Agreement, the University may register a financing statement with respect to this Agreement under the provisions of the Personal Property Security Act of British Columbia, the Uniform Commercial Code of the United States and pursuant to similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business.

3.7 The Licensee shall give written notice to the University if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia, prior to beginning business in that other jurisdiction.

3.8 If the University has registered one or more financing statements as set forth in Article 3.6, the Licensee shall give written notice to the University of any and all changes of jurisdiction within or outside of Canada in which it is carrying on business and/or any and all changes in jurisdiction of its chief place of business within or outside of Canada and shall file the appropriate documents in the various provincial Personal Property Registries or similar registries within or outside of Canada to document such changes in jurisdiction and furnish the University with a copy of such documents with respect to each such filing within 15 days after filing same. All costs of the filings contemplated by Articles 3.6, 3.7 and 3.8 shall be paid for by the Licensee.

3.9 The University shall extend the time limits outlined in Article 3.8 if the Licensee requests an extension, and if the Licensee can show to the satisfaction of the University, acting reasonably, that it is diligently attempting to complete such registration and that the University's rights in and to the Technology and Improvements, under the terms of this Agreement or otherwise, are not materially threatened.

4.0 SUBLICENSING:

4.1 The Licensee shall have the right to grant sublicences to Affiliated Companies and other third parties with respect to the Technology and any Improvements with the prior written consent of the University, which consent will not be unreasonably withheld. The Licensee will furnish the University with a copy of each sublicence granted within 30 days after execution.

4.2 Any sublicence granted by the Licensee shall be personal to the sublicensee and shall not be assignable without the prior written consent of the University, which consent will not be unreasonably withheld. Such sublicences shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those in this Agreement including, without limitation, the provisions for termination and insurance.

4.3 The Licensee shall submit the final draft of each and every proposed sublicence agreement to the University for its review. The University shall have 30 days from the date of receipt of the proposed sublicence agreement to object to the terms thereof. Should the University not provide notice to the Licensee of its objection to the terms of a proposed sublicence agreement or any redraft of a proposed sublicence agreement within the 30 day period, then the University will be deemed to have provided its consent to such sublicence agreement. If any sublicensee of the Licensee is to be granted the right to use the Licensee Trade-mark in association with the Products, such right shall be contained within the sublicence agreement which allows the sublicensee to use the Technology, and the compensation to be received by the Licensee in relation to the use of the Licensee Trade-mark shall be provided for in the sublicence agreement. The University may refuse to provide its consent to the grant of a sublicence agreement if the University deems, in its discretion, that the allocation of compensation to the Licensee with respect to the use of the Licensee Trade-mark is inappropriate, and prejudicial to the rights of the University to receive royalties hereunder.

4.4 Prior to the use of the Technology or any Improvement by any sublicensee pursuant to a sublicence agreement, the Licensee shall give written notice to the University as to which jurisdictions the applicable sublicensee is carrying on business in. Within five days of being aware of the same, the Licensee shall provide written notice to the University if any sublicensee is carrying on business in a jurisdiction outside of British Columbia.

4.5 The Licensee will not enter into any agreements with the United States Government or any other government in connection with the Technology without the prior written consent of the University.

4.6 If the University has registered one or more financing statements as set forth in Article 3.6, the Licensee shall register a financing change statement under the provisions of the Personal Property Security Act of British Columbia and/or under the provisions of similar legislation in those jurisdictions in which each sublicensee carries on business or has its chief place of business in order to add each sublicensee as an additional debtor to the registration referred to in Article 3.6 forthwith upon execution of each sublicence, and shall furnish the University with a copy of the verification statement with respect to each such filing within 15 days after receipt of same. All costs associated with the filings contemplated by this Article 4.6 shall be paid for by the Licensee. The Licensee shall give written notice to the University of any and all changes of jurisdiction within or outside of Canada in which each sublicensee is carrying on business and/or any and all changes in jurisdiction of each sublicensee’s chief place of business and shall file the appropriate documents in the various provincial Personal Property Registries or similar registries within or outside of Canada to document such changes in jurisdiction.

4.7 The University shall extend the time limit outlined in Article 4.6 if the Licensee requests an extension, and if the Licensee can show to the satisfaction of the University, acting reasonably, that it is diligently attempting to complete such registration and that the University's rights in and to the Technology and Improvements under the terms of this Agreement or otherwise are not materially threatened.

5.0 ROYALTIES:

5.1 In consideration of the licence granted hereunder, the Licensee shall pay to the University a royalty comprised of 2% of the Revenue of the Licensee. In addition, the Licensee shall pay to the University a royalty comprised of:

(a)	20% of the first $1,000,000.00 of Sublicensing Revenue per calendar year, and
(b)	10% of Sublicensing Revenue which exceeds $1,000,000.00 in each calendar year.

5.2 The royalty shall become due and payable within 30 days of each respective Royalty Due Date and shall be calculated with respect to the Revenue of the Licensee and the Sublicensing Revenue in the three month period immediately preceding the applicable Royalty Due Date.

5.3 All payments of royalties made by the Licensee to the University hereunder shall be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as prescribed by Canadian law.

5.4 Products shall be deemed to have been sold by the Licensee and included in the Revenue of the Licensee when payment therefore is received by the Licensee. Sublicensing Revenue shall be deemed to have been received by the Licensee with respect to each of its sublicensees when such consideration is actually received by the Licensee from its sublicensees.

5.5 Subject to Article 1.1(n), any transaction, disposition, or other dealing involving the Technology or any part thereof between the Licensee and another person that is not made at fair market value shall be deemed to have been made at fair market value, and the fair market value of that transaction, disposition, or other dealing shall be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be and shall be included in the calculation of royalties under this Agreement.

5.6 Without limiting the generality of Article 5.5, if the University disputes the allocation of revenue to Readers or Samplers sold in conjunction with or as part of a Product, then the allocation of revenue between the Product and the Reader or Sampler (the "Allocation") shall be determined in accordance with Article 5.7.

5.7 The parties shall attempt to agree upon the Allocation in a timely fashion. In the event that the parties are unable to agree upon the Allocation within 90 days of commencing efforts to negotiate same, then the parties hereto shall appoint a mutually acceptable person as an independent evaluator to conduct an evaluation to determine the Allocation. In the event that the parties cannot agree upon such an evaluator, the appointing authority shall be the British

Columbia International Commercial Arbitration Centre or any successor thereto. The parties shall submit such written materials as they deem necessary to the evaluator appointed pursuant to this Article 5.7 within 30 days of his/her appointment. The evaluator appointed pursuant to this Article 5.7 shall determine the allocation within 30 days of the submission of written materials by the parties hereto and such determination shall be binding upon both parties. The cost of the evaluation pursuant to this Article 5.7 shall be borne 50% by the Licensee and 50% by the University.

6.0 MINIMUM ANNUAL ROYALTY:

6.1 The Licensee shall pay to the University a minimum annual royalty (the "Minimum Annual Royalty") of $10,000.00 (Canadian funds) per year, commencing on July 1, 2003. Beginning on July 1, 2003, the licensee shall pay the University the Minimum Annual Royalty on a quarterly basis such that each payment totals $2,500.00.

6.2 All Minimum Annual Royalties hereunder are non-refundable except that the amount by which the Minimum Annual Royalty exceeds earned royalties in that year shall be credited against earned royalties in the subsequent year.

6.3 Subject to Article 6.4, The Licensee agrees to pay the Minimum Annual Royalty for a period of nine years.

6.4 The Licensee agrees that it will pay the University a minimum total royalty under this Agreement over the life of the patents described in Schedule "A" of $100,000.00, which obligation will only be waived on bankruptcy of the company.

7.0 ANNUAL LICENSE MAINTENANCE FEE

7.1 The Licensee shall pay the University, annually in advance, beginning January 1, 2004 a non-refundable license maintenance fee (the "Annual License Maintenance Fee") of $500.00 Canadian. This fee is separate and distinct from any other payments or amounts due pursuant to this Agreement. In the event that the Annual License Maintenance Fee remains unpaid for 30 days beyond the due date, then the Annual License Maintenance Fee will increase to $1,000.00 Canadian for each and every year thereafter.

8.0 PATENTS:

8.1 The Licensee agrees to pay all costs in relation to the patent portfolio described on Schedule "A" (the "Patents"), and any further applications made by the Licensee pursuant to Article 8.2. The Licensee agrees that it shall not contest the scope or validity of the Patents set out on Schedule "A".

8.2 The Licensee may take steps to apply for further patents in other jurisdictions, or continuations, continuations-in-part, divisions, reissues, re-examinations or extensions of the Patents or any further applications made hereunder (collectively the "Patent Applications"), in the name of the University with respect to the Technology, Improvements or any further process, use or products arising out of the Technology or Improvements that may be patentable, and the Licensee shall pay all costs of applying for, registering and maintaining the same. The University and the Licensee shall agree upon the patent counsel to be used for filing and prosecuting all Patent Applications made pursuant to this Article 8.2 prior to the filing of any such Patent Application. While the Licensee is responsible for making decisions regarding the scope and content of the Patent Applications to be filed pursuant to this Article 8.2, and the prosecution thereof, the University shall be given an opportunity to review and provide input thereto. The Licensee shall keep the University advised as to all developments with respect to said Patent Applications and shall promptly supply the University with copies of all documents received and filed in connection with the prosecution thereof in sufficient time for the University to comment thereon. Schedule "A" hereto shall be deemed amended to include any Patent Application made pursuant to this Article 8.2. In the event that this Agreement is terminated for any reason whatsoever, the Licensee shall pay all outstanding costs relating to the Patent Applications and any further Patent Applications made pursuant to this Article 8.2 which have been incurred prior to the date of termination and shall direct the patent agents responsible for such Patent Applications to take all further instructions, if any, relating to such applications from the University.

8.3 Should the Licensee decide to:

(a)	discontinue pursuing patent protection in relation to the Patent Applications, or any continuation, continuation-in-part, division, re-issue, re-examination or extension of the Patent Applications, or
(b)	not pursue patent protection in relation to the Patent Applications in any jurisdiction, or
(c)	discontinue or not pursue patent protection in relation to any further process, use or products arising out of the Technology or any Improvement in any jurisdiction,

then the Licensee shall provide the University with a minimum of 90 days notice of its intent to abandon any patent application or issued patent related to the Technology. Upon such notification, the Licensee shall have no further right to use the technology claimed in any such Patent and/or Patent Application and Schedule "A" hereto will be deemed to be amended to exclude such Patent and/or Patent Application. In the event that the Licensee gives notice to the University of its intent to terminate one or more Patents for the Technology, and the University chooses to continue paying such patent costs, it will be free to license the patents to any third party without further reference to the Licensee. In the event that the Licensee fails to provide a minimum 90 days notice of its intent to abandon any Patent Application or issued Patent, it will be liable for all costs incurred by the University in filing, maintaining and prosecuting any of the Patents.

8.4 The Licensee shall provide to the University annually on December 31 of each year this Agreement remains in full force and effect a report of all Patents and Patent Applications filed and/or maintained in the preceding 12 month period relating to the Technology and any Improvements, which report will include a synopsis of all costs incurred in relation to such applications and maintenance.

9.0 DISCLAIMER OF WARRANTY:

9.1 Except as expressly set out herein, the University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology or any Improvements or the Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology or any Improvements or the Products:

(a)	shall correspond with a particular description;
(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or
(d)	are durable for a reasonable period of time.

The University shall not be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Technology or any Improvements or Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology and any Improvements.

9.2 The University represents and warrants to the Licensee that to the best of its knowledge, having made no specific inquiries, that it has the right to grant this License to the Licensee and knows of no adverse claims affecting the Technology or any Improvements.

9.3 The parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of goods have no application to this Agreement.

9.4 Nothing in this Agreement shall be construed as:

(a)
a warranty or representation by the University as to title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the licence granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights,

(b)
an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights, or

(c)	the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trade-marks.

9.5 Notwithstanding Article 9.4, in the event of an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee shall have, upon receiving the prior written consent of the University, which consent will not be unreasonably withheld, the right to prosecute litigation designed to enjoin infringers of the Technology or any Improvements. Provided that it has first granted its prior written consent, the University agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event all recoveries shall enure to the Licensee.

9.6 In the event that any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee with respect to the use of the Technology or any Improvements or the manufacture, use or sale of the Products, the following procedure shall be adopted:

(a)
the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee,

(b)
except as provided in Article 9.6(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee or any sublicensee of the Licensee, as the case may be,

(c)
no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by the University, which approval will not be unreasonably withheld,

(d)
the University may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant),

(e)
notwithstanding Article 9.4, if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

(f)
subject to Article 9.7, the royalties payable pursuant to this Agreement shall be paid by the Licensee to the University in trust from the date the complaint is made until such time as a resolution of the complaint has been finalized. If the complainant prevails in the complaint, then the royalties paid to the University in trust pursuant to this Article shall be returned to the Licensee, provided that the amount returned to the Licensee hereunder shall not exceed the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not prevail in the complaint, then the University shall be entitled to retain all royalties paid to it pursuant to this Article.

9.7 In the event that a complaint is made against the Licensee or a sublicensee of the Licensee in accordance with Article 9.6, and the rights licensed to the Licensee pursuant to this Agreement or to any sublicensee of the Licensee are restricted pursuant to the terms of the resolution of such a complaint, then the royalty rates outlined in Article 5 herein shall be equitably adjusted to reflect such restrictions and any funds held in trust which are not paid out pursuant to Article 9.6(f) shall be divided equitably between the University and the Licensee to reflect such restriction and the adjustment in the royalty rates.

9.8 In the event that the parties are unable to agree upon an adjusted royalty rate pursuant to Article 9.7 or an equitable division of funds pursuant to Article 9.7 within 90 days of commencing efforts to negotiate same, then the parties hereto shall appoint a mutually acceptable person as an independent evaluator to conduct an evaluation to determine the applicable royalty rate or division or funds. In the event that the parties cannot agree upon such an evaluator, the matter shall be submitted to arbitration pursuant to the provisions of the Commercial Arbitration Act. The parties shall submit such written materials as they deem necessary to the evaluator appointed pursuant to this Article 9.8 within 30 days of his/her appointment. The evaluator appointed pursuant to this Article 9.8 shall determine the applicable royalty rate and/or the applicable division of funds within 30 days of the submission of written materials by the parties hereto, and such determination shall be binding upon both parties. The cost of the evaluation pursuant to this Article 9.8 shall be borne 50% by the Licensee and 50% by the University.

10.0 INDEMNITY AND LIMITATION OF LIABILITY:

10.1 The Licensee hereby indemnifies, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees, or their customers or end-users howsoever the same may arise.

10.2 Subject to Article 10.3, the University’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students, or agents shall be limited to the amount of the initial licence fee paid pursuant to Article 3.5.

10.3 In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

10.4 No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement may be brought by the Licensee more than six months after the cause of action has occurred.

10.5 The Licensee's right to recover damages against the University is limited pursuant to Articles 10.2 and 11.9 herein. If the Licensee suffers damages as a result of a breach of this Agreement by the University, then the Licensee may set off the amount of such damages, to the extent of such limitation, against future royalties payable from the date of the establishment of such damages to the date of termination of this Agreement. If the amount of damages of the Licensee is not fully set off upon termination of this Agreement, then the Licensee may not recover any amount not so set off from the University, save and except that the Licensee may continue to set off such damages against any royalties payable to the University after termination of this Agreement.

11.0 PUBLICATION AND CONFIDENTIALITY:

11.1 The Information shall be developed, received, and used by the Licensee solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 11.

11.2 The Licensee shall keep and use all of the Confidential Information in confidence and will not, without the University’s prior written consent, disclose any Confidential Information to any person or entity, except to those of the Licensee’s officers, servants, employees and agents who require said Confidential Information in performing their obligations under this Agreement, and except to those third parties who have signed a non-disclosure agreement with the Licensee, the terms and conditions of which are agreed upon in advance by the University. The Licensee covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, servants, employees or agents and that all employees or consultants who may be dealing with such confidential information will execute a confidentiality and non-disclosure agreement approved by the Board of Directors. The Licensee will mark all documents and correspondence "Confidential" as directed by the University from time to time.

11.3 The Licensee shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the University’s prior written consent. The parties hereto shall enter into a non-disclosure agreement with respect to the Confidential Information within 60 days of the execution of this Agreement.

11.4 In the event that the Licensee is required by judicial or administrative process to disclose any or all of the Confidential Information, the Licensee shall promptly notify the University and allow the University reasonable time to oppose such process before disclosing any Confidential Information.

11.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 11 shall survive and be binding upon the Licensee, its successors and assigns.

11.6 The University shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of its research relating to the Information provided that the Licensee shall have been furnished copies of the disclosure proposed therefor at least 45 days in advance of the submission of the publication or the date of the presentation and does not, within 30 days after receipt of the proposed disclosure, object to the submission of such publication or the presentation of such presentation. The Licensee may only object to a proposed disclosure if the disclosure would reveal unpatentable proprietary material belonging to the Licensee ("Trade Secrets") or patentable subject matter for which a patent application has not been filed ("Patentable Subject Matter") (collectively "Objectionable Material"). In the event objection is made, such disclosure shall not be made for a period of 60 days after the date the Licensee has made said objection (the "Delay Period), unless the Objectionable Material is removed from the proposed publication or presentation. The University shall cooperate in all reasonable respects in making revisions to any proposed disclosure if considered by the Licensee to contain Objectionable Material. After the Delay Period has elapsed, the University shall be free to present and/or publish said disclosure, whether or not said disclosure contains any Patentable Subject Matter but shall not present and/or publish said disclosure until such time as the Trade Secrets have been removed. Notwithstanding the foregoing, if the Licensee has advised the University within the Delay Period that it intends to file a patent application with respect to Patentable Subject Matter revealed in the applicable disclosure, then the University shall delay such publication or presentation for a further period of 60 days from the expiration of the Delay Period, but thereafter shall be free to present and/or publish said disclosure, whether or not said disclosure contains any Patentable Subject Matter but shall not present and/or publish said disclosure until such time as the Trade Secrets have been removed.

11.7 The Licensee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Article or elsewhere in this Agreement, the parties hereto acknowledge and agree that the University may identify the title of this Agreement, the parties to this Agreement, and the names of the inventors of the Technology.

11.8 The University agrees to use reasonable efforts to keep and use all of the Confidential Information in confidence, and not to disclose such Confidential Information to any person or entity, except those of the University's officers, servants, employees, agents, faculty and student who require such Confidential Information in performing their duties to the University.

11.9 Notwithstanding anything contained in this Agreement, the parties acknowledge that as the University is a public educational institution, it cannot be exposed to claims for damages that may result from a breach of the confidentiality provisions contained in this Article 10 or elsewhere in this Agreement. The Licensee, therefore, covenants and agrees that the University shall not be liable to the Licensee for any loss or damage, whether direct, indirect, consequential, incidental, special or any other similar or like damages that may arise or do arise from the breach of the confidentiality provisions of this Agreement by the University, or any of its servants, agents, students or faculty.

12.0 PRODUCTION AND MARKETING:

12.1 The Licensee shall not use any of the UBC Trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Without limiting the generality of the foregoing, the Licensee shall not issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of same by the University, except as required by law. If the Licensee is required by law to act in contravention of this Article, the Licensee shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.

12.2 The Licensee will not register or use any trade-marks in association with the Products, save and except for the Licensee Trade-mark, without the prior written consent of the University, such consent not to be unreasonably withheld.

12.3 From time to time or at the request of the University, which will be no more than once per calendar year, the Licensee shall provide current information on the status of the Technology and its practice in any Product or plans for sublicensing.

12.4 The Licensee agrees to mark on all Products, or the packaging relating to all Products, the appropriate patent number relating to the Technology and any Improvements, except in the case where the Licensee can demonstrate that it is not practicable to do so.

13.0 ACCOUNTING RECORDS:

13.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.

13.2 The Licensee shall provide, within 140 days after the end of each fiscal year of the Licensee that this Agreement remains in effect, audited financial statements of the Licensee prepared by a reputable accounting firm.

13.3 The Licensee shall deliver to the University on the date 30 days after each and every Royalty Due Date, together with the royalty payable thereunder, the Accounting and a report on all sublicensing activity, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee.

13.4 The calculation of royalties shall be carried out in accordance with generally accepted Canadian accounting principles applied on a consistent basis.

13.5 The Licensee shall retain the accounts and records referred to in Article 13.1 above for at least three years after the date upon which they were made and shall permit any duly authorized representative of the University to inspect such accounts and records during normal business hours of the Licensee at the University's expense. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University's expense.

13.6 During the term of this Agreement and thereafter, the University shall use reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Article remains confidential and is treated as such by the University.

14.0 INSURANCE:

14.1 Unless satisfactory arrangements are made between the Licensee and the University with respect to a self-insurance program or the requirement for insurance hereunder is waived by the University sixty (60) days prior to the first sale of a Product, then the Licensee shall comply with the insurance provisions contained in Articles 14.2 and 14.3.

14.2 One month prior to the first sale of a Product, the Licensee will give notice to the University of the terms and amount of the public liability, product liability and errors and omissions insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, its Board of Governors, faculty, officers, employees, students, and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days written notice to the University. The University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. The Licensee shall provide the University with certificates of insurance evidencing such coverage seven days before commencement of sales of any Product and the Licensee covenants not to sell any Product before such certificate is provided and approved by the University.

14.3 The Licensee shall require that each sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier. The Licensee shall use its best efforts to ensure that any and all such policies of insurance required pursuant to this clause shall contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students, and agents.

15.0 ASSIGNMENT:

15.1 The Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University, which consent will not be unreasonably withheld.

15.2 The University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder in the case of a company or of which it controls the membership, in the case of a society. In the event of such an assignment, the Licensee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.

16.0 GOVERNING LAW AND ARBITRATION:

16.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to paragraphs 16.2 and 16.3, the British Columbia Supreme Court shall have exclusive jurisdiction over this Agreement.

16.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.

16.3 Clause 16.2 of this Article shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

17.0 NOTICES:

17.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or telecopy, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by telex or telecopy shall be deemed to have been given or received at the time of delivery, telexing or telecopying. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If to the University:	The Managing Director
University - Industry Liaison Office
University of British Columbia
#103-6190 Agronomy Road
Vancouver, British Columbia
V6T 1Z3
Telephone: (604)822-8580
Telecopier: (604)822-8589

If to the Licensee:	Response Biomedical Corp.
8855 Northbrook Court
Burnaby, British Columbia
V5J 5J1
Telephone: (604) 681-4101
Telecopier: (604) 412-9830

17.2 The Licensee is required to keep the University advised of any changes or jurisdiction applicable to itself or any sublicensees.

18.0 TERM:

18.1 This Agreement and the license granted hereunder shall terminate with respect to any patent and royalties applicable thereto, on the expiration or invalidity of the patent, and with respect to the know-how and all other rights granted under the License Agreement, on the expiration or invalidity of the last patent, if any, licensed under the License Agreement, whichever event shall last occur unless earlier terminated pursuant to Article 19 herein.

19.0 TERMINATION:

19.1 This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Licensee.

19.2 The University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

(a)	if the Licensee becomes insolvent,
(b)
if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within 30 days thereafter, or within such further period of time as may have been mutually agreed upon by the parties hereto in writing. The University agrees that if such execution, sequestration or other process does not materially threaten the University's rights in and to the Technology and Improvements under the terms of this Agreement or otherwise, that it will agree to extend the time period pursuant to this Article 19.2(b) from 30 days to a reasonable further time period,

(c)	if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee,
(d)	if the Licensee is more than 30 days in arrears of royalties or other monies that are due to the University under the terms of this Agreement,
(e)
if the Technology or any Improvement becomes subject to any valid security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee, or if the Technology or any Improvement becomes subject to any invalid security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee which interest is not released or removed by the Licensee within 30 days thereafter,

(f)	if the Licensee ceases to carry on its business,
(g)
if the Licensee threatens to cease to carry on its business, and has not, within 30 days after receipt of notice of such default, cured such default, if such default can reasonably be cured within 30 days, or if the Licensee is diligently attempting to cure the default, then within such additional time as may reasonably be needed to cure such default,

(h)
if a controlling interest in the Licensee passes to any person or persons other than those having a controlling interest at the Date of Commencement, whether by reason of purchase of shares or otherwise, without the prior written consent of the University, such consent not to be withheld except as provided in Article 19.3,

(i)
if the Licensee undergoes a reorganization or any part of its business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of the University, such consent not to be withheld except as provided in Article 18.3, or

(j)	if the Licensee commits any breach of Article 4.1, 12.1, 12.2 or 14,
(k)
if any sublicensee of the Licensee is in breach of its sublicence agreement with the Licensee, and the Licensee does not cause such sublicensee to cure such default within 30 days of receipt of written notice from the University requiring that the Licensee cause such sublicensee to cure such default.

19.3 The University shall not withhold its consent pursuant to Article 19.2(h) or 19.2(i) unless the granting of such consent would result in the University having a contractual relationship with an entity with whom the University is prohibited from contracting with pursuant to its then existing policies.

19.4 Other than as set out in Articles 19.1 and 19.2, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect if:

(a)	such default is reasonably curable within 30 days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof, or
(b)
such default is not reasonably curable within 30 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

19.5 If this Agreement is terminated pursuant to Article 19.1, 19.2, or 19.4, the Licensee shall make royalty payments to the University in the manner specified in Article 5, and the University may proceed to enforce payment of all outstanding royalties or other monies owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity, successively or concurrently at the option of the University. Upon any such termination of this Agreement, the Licensee shall forthwith deliver up to the University all Technology and any Improvements in its possession or control and shall have no further right of any nature whatsoever in the Technology or any Improvements. On the failure of the Licensee to so deliver up the Technology and any Improvements, the University may immediately and without notice enter the Licensee’s premises and take possession of the Technology and any Improvements. The Licensee will pay all charges or expenses incurred by the University in the enforcement of its rights or remedies against the Licensee in respect of this Article 19.5 including, without limitation, the University’s legal fees and disbursements on an indemnity basis.

19.6 The Licensee shall cease to use the Technology or any Improvements in any manner whatsoever or to manufacture the Products within five days from the Effective Date of Termination, Saturdays, Sundays, and statutory holidays excepted. The Licensee shall then deliver or cause to be delivered to the University an accounting within 30 clear days from the Effective Date of Termination. The accounting will specify, in or on such terms as the University may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Date of Termination. The University may instruct that the unsold Products be stored, destroyed, or sold under its direction, provided the Agreement was terminated pursuant to Article 19.2 or by the University pursuant to Article 19.4. If the Agreement was terminated pursuant to Article 19.1, the unsold Products shall be sold only with the consent of the University. The Licensee will continue to make royalty payments to the University in the same manner specified in Article 5 on all unsold Products, notwithstanding anything contained in or any exercise of rights by the University under Article 19.5 herein.

19.7 Notwithstanding the termination of this Agreement, Article 13 shall remain in full force and effect until three years after

(a)	all payments of royalty required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University, and
(b)	any other claim or claims of any nature or kind whatsoever of the University against the Licensee has been settled.

20.0 MISCELLANEOUS COVENANTS OF LICENSEE:

20.1 The Licensee hereby represents and warrants to the University that the Licensee is a corporation duly organized, existing, and in good standing under the laws of the Province of British Columbia and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

20.2 The Licensee represents and warrants that it has the expertise necessary to handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

20.3 The Licensee shall provide to the University with details of any and all Improvements it has made or acquired on a semi-annual basis.

20.4 The Licensee shall comply with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise with respect to the Technology and any Improvements and/or this Agreement.

20.5 Upon the presentation of itemized bills to the Licensee by the University, the Licensee shall pay all reasonable legal expenses and costs incurred by the University in respect of any consents and approvals required from the University, including but not limited to expenses and costs in respect of the University’s review of any sublicences to be granted by the Licensee.

20.6 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to the University. The Licensee will furnish to the University such evidence as may be required by Canadian authorities to establish that any such tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If the University is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee shall pay such tax to the University on demand.

20.7 All fees, royalties and other payments to be made by the Licensee under the License Agreement will be paid to the University in full without set off or deduction of any kind. The Licensee will be responsible for all taxes, duties and other charges relating to the agreement. The University will charge interest on any payments that are overdue more than 30 days at the rate of 1% per month.

21.0 GENERAL:

21.1 The Licensee shall permit any duly authorized representative of the University during normal business hours and at the University's sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

21.2 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

21.3 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

21.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

21.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

21.6 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

21.7 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

21.8 In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

21.9 The parties hereto acknowledge that the law firm of Richards Buell Sutton has acted solely for the University in connection with this Agreement and that all other parties hereto have been advised to seek independent legal advice.

21.10 This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

21.11 Time shall be of the essence of this Agreement.

21.12 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of 9th day of October, 2003.

Signed for and on behalf of the UNIVERSITY OF BRITISH COLUMBIA by its duly authorized officers:

“David P. Jones”
Associate Director
University-Industry Liaison

Authorized Signatory

Authorized Signatory

The corporate seal of RESPONSE BIOMEDICAL CORP. was hereunto affixed in the presence of:

{c/s}

“William J. Radvak”

Authorized Signatory

Authorized Signatory

SCHEDULE "A"

PATENTS

UBC File 95-094 - titled "Quantitative Immunochromatographic Assays"

US patent #5,753,517 issued May 19, 1998
European patent #97916959.6 granted October 23, 2002
Canadian patent application 2,250,242
United Kingdom application 97916959.6
Japanese patent application 09535359

THIS AGREEMENT made the __th day of __________ , 2003.

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA

OF THE FIRST PART AND:

RESPONSE BIOMEDICAL CORP.

OF THE SECOND PART

LICENCE AGREEMENT

12298-0364
SAW/mc

RICHARDS BUELL SUTTON
BARRISTERS AND SOLICITORS
300 - 1111 MELVILLE STREET
VANCOUVER, B.C. CANADA
V6E 4H7
(604) 682-3664